EXHIBIT 99.1

athenahealth Completes Acquisition of Epocrates

Companies combine forces to redefine physicians' point-of-care mobile experience and toolset

WATERTOWN, MA, March 12, 2013 - athenahealth, Inc.(NASDAQ: ATHN), a leading provider of cloud-based electronic health record (EHR), practice management, and care coordination services to medical groups and health systems, today announced that it has acquired Epocrates, mobile health pioneer and developer of the most-widely adopted, point-of-care medical application among U.S. physicians.

Combining forces, athenahealth and Epocrates set out to be the best in the world at supporting clinicians in making confident and efficient decisions in the moments of care. By leveraging Epocrates' mobile expertise with knowledge and data from athenahealth's cloud-based network, the combined company is uniquely positioned to introduce new mobile workflows and applications to fuel the delivery of high-value information to the clinical community when, where, and how they want it. Additionally, this acquisition accelerates athenahealth's access to the clinician market, growing its current provider base of 40,000 to include the more than one million clinicians on the Epocrates network.

“Epocrates is king at supporting physicians at the point-of-care when immensely consequential clinical decisions are being made and additional clinical insight is needed,” said Jonathan Bush, Chairman and CEO of athenahealth, Inc. “The brand awareness, familiarity, and trust that Epocrates has garnered among U.S. physicians is inspiring and aligns with our mission to be medical caregivers' most trusted service. We are committed to preserving the mobile experience that Epocrates has instilled at the point-of-care and will work to make mobility in health care even more meaningful through the introduction of workflows and capabilities that haven't yet been part of the caregiver mobile toolset.”

Find out today what more than one million health care professionals already have-download the Epocrates app for free on your iPhone, iPad, Android, or Blackberry (www.epocrates.com/mobile). To learn more about the Epocrates and athenahealth brand and shared vision, please visit: www.athenahealth.com/epoc.

About athenahealth
athenahealth, Inc. is a leading provider of cloud-based Best in KLAS electronic health record (EHR), practice management, and care coordination services to medical groups and health systems. athenahealth's mission is to be the most trusted service to medical care givers, helping them do well doing the right thing. For more information, please visit www.athenahealth.com or call 888-652-8200.

About Epocrates
Epocrates, Inc., now an athenahealth company, is recognized for developing the #1 medical application among U.S. physicians for clinical content, practice tools, and health industry engagement at the point of care. Epocrates has established a loyal network of more than one million healthcare professionals, including 50 percent of U.S. physicians, who routinely use its intuitive solutions to help streamline workflow and improve patient care. For more information, please visit www.epocrates.com/company.

Contact Info:

Holly Spring
athenahealth, Inc. (Media)
hspring@athenahealth.com
617-402-1631

Dana Quattrochi
athenahealth, Inc. (Investors)
investorrelations@athenahealth.com
617-402-1329